EXHIBIT 5.1

June 27, 2024

Leafly Holdings, Inc.

113 Cherry Street, PMB 88154

Seattle, WA 98104-2205

Re: Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Leafly Holdings, Inc., a Delaware corporation (the “Company”), in connection with an Equity Distribution Agreement, dated June 27, 2024 (the “Equity Distribution Agreement”), between the Company and The Benchmark Company, LLC, as selling agent, which provides for, among other things, the issuance and sale of up to $2,518,678 of shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, from time to time and at various prices in an “at-the-market offering” (the “Offering”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated June 27, 2024, which supplemented that certain prospectus, dated April 12, 2023 that was part of a Registration Statement on Form S-3 (File No. 333-270924) that became effective with the Commission on April 12, 2023.

In connection with the foregoing, we have examined the Equity Distribution Agreement, the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

Leafly Holdings, Inc.

June 27, 2024

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been authorized for issuance and, when the Shares are issued, delivered and paid for in accordance with the terms and conditions of the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Certificate of Incorporation and the Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) the Company will have sufficient authorized and unissued shares of Common Stock from which to issue the Shares; and (iv) the Company is validly existing and in good standing at the time of issuance.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP